Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES B PREFERRED STOCK

OF

THE SHYFT GROUP, INC.

The Shyft Group, Inc., a Michigan corporation (the "Company"), does hereby certify, in accordance with Section 302 of the Michigan Business Corporation Act, that the following resolutions were duly adopted pursuant to the authority of the Board of Directors of the Company under the Articles of Incorporation of the Company, as amended.

There are currently no outstanding shares of Series B Preferred Stock, nor are there any outstanding securities convertible into shares of Series B Preferred Stock, nor are there any outstanding rights issued by the Company that could require issuing shares of Series B Preferred Stock. Under these circumstances, the Michigan Business Corporation Act permits the Board of Directors to adopt and file a Certificate of Elimination of Series B Preferred Stock (the "Certificate of Elimination") eliminating the Series B Preferred Stock designation without further shareholder approval.

The Board desires to eliminate the Series B Preferred Stock designation from the Company’s Articles of Incorporation.

THEREFORE, IT IS RESOLVED, that the Board of Directors hereby approves a Certificate of Elimination to eliminate the Series B Preferred Stock designation. The Board specifically approves the filing of the Certificate of Elimination to delete the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock, that was filed with the Bureau on July 10, 2007.

FURTHER RESOLVED, that any officer of the Company is authorized to cause the Certificate of Elimination described in the preceding resolution to be filed with the Michigan Department of Licensing and Regulatory Affairs, approved by him or her, with his or her signature on such Certificate of Elimination, as conclusive evidence of such approval.

FURTHER RESOLVED, that any officer of the Company is authorized to take any and all additional actions, including the execution and filing of any documents or instruments, that he or she deems necessary or advisable in order to accomplish the intent of the foregoing resolutions.

The Company has caused this Certificate of Elimination to be duly executed in its name and on its behalf on this 5th day of October, 2020.

THE SHYFT GROUP, INC.

By	/s/ Ryan L. Roney
Ryan L. Roney Its Secretary

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU
Date Received
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name ALEXANDER K. CAMPBELL, VARNUM LLP
Address P.O. BOX 352
City GRAND RAPIDS	State MI	ZIP Code 40501-0352	EFFECTIVE DATE:
CSC UCD-515 (Rev. 08/15)

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